EXHIBIT 4.1

EXCHANGE AND REGISTRATION RIGHTS AGREEMENT

        This EXCHANGE AND REGISTRATION RIGHTS AGREEMENT (this “Exchange Agreement”) is entered into as of September 30, 2004 by and among GulfTerra GP Holding Company, a Delaware corporation (“El Paso GPHoldco,”), Enterprise Products GP, LLC, a Delaware limited liability company (“Enterprise GP”), and Enterprise Products Partners L.P., a Delaware limited partnership (“Enterprise MLP”).

R E C I T A L S

        WHEREAS, El Paso Corporation, a Delaware corporation (“El Paso”), El Paso GP Holdco, Enterprise MLP and certain of their Affiliates have entered into the Parent Company Agreement, dated as of December 15, 2003, as amended by Amendment No. 1 thereto, dated April 19, 2004 (the “Parent Company Agreement”), which, among other things, provides for El Paso GP Holdco, Enterprise GP and Enterprise MLP to enter into this Exchange Agreement at the Step Two Closing;

        WHEREAS, pursuant to the Parent Company Agreement, at the Step Two Closing, El Paso GP Holdco will contribute its 50% membership interest in GulfTerra Energy Company, L.L.C., a Delaware limited liability company (“GulfTerra GP”), to Enterprise GP in exchange for a newly issued 9.9% membership interest in Enterprise GP and cash in the amount of $370 million;

        WHEREAS, at the Step Two Closing, El Paso GP Holdco, Enterprise Parent 1 and Enterprise Parent 2 (each as defined in the Parent Company Agreement) will enter into the Second Amended and Restated Limited Liability Company Agreement of Enterprise GP (the “Enterprise GP LLC Agreement”) in the form attached as an exhibit to the Parent Company Agreement; and

        WHEREAS, this Exchange Agreement provides for El Paso GP Holdco, or its successor as the holder of a 9.9% Membership Interest (as defined in the Enterprise GP LLC Agreement) (whether as the holder of such Membership Interest and/or as the holder of Exchange Units, the “Holder”), to exchange such Membership Interest for (a) common units representing limited partnership interests in Enterprise MLP (“Common Units”), (b) cash, or (c) a combination thereof, subject to the terms and provisions set forth herein, and the Holder desires to limit the number of Common Units it may receive at any one time pursuant to any such Exchange so as to not result in its direct and/or indirect beneficial ownership of more than 9.9% of any class of registered equity security covered by Section 16(a) of the Exchange Act.

        NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows.

ARTICLE I

         Section 1.1   Definitions.   In addition to the terms defined elsewhere herein, the following terms shall have the meanings set forth below:

        “Action” means any action, appeal, petition, plea, charge, complaint, claim, suit, demand, litigation, arbitration, mediation, hearing, inquiry, investigation or similar event, occurrence, or proceeding.

        “Affiliate” shall have the meaning assigned to such term in the Enterprise GP LLC Agreement.

        “Available Cash” has the meaning assigned to such term in the Enterprise Partnership Agreement.

        “Basis” means any past or current fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction about which the relevant Person has knowledge that forms or could form the basis for any specified consequence.

        “Breach” means any breach, inaccuracy, failure to perform, failure to comply, conflict with, default, violation, acceleration, termination, cancellation, modification, or required notification.

        “Change of Member Control” has the meaning assigned to such term in the Enterprise GP LLC Agreement.

        “Commission” means the Securities and Exchange Commission.

        “Common Unit” has the meaning assigned to such term in the Enterprise Partnership Agreement.

        “Common Unit Quarterly Distribution” means the quarterly distribution of Available Cash (as defined in the Enterprise Partnership Agreement) paid by Enterprise MLP to the holders of its Common Units pursuant to the terms of the Enterprise Partnership Agreement.

        “Contract” means any contract, agreement, arrangement, commitment, letter of intent, memorandum of understanding, heads of agreement, promise, obligation, right, instrument, document, or other similar understanding, whether written or oral.

        “Control” means the possession, directly or indirectly, of the power and authority to direct or cause the direction of the management and policies of a Person, whether through ownership or control of Voting Stock, by contract or otherwise.

        “Disposal” means, with respect to any asset (including a Membership Interest or any portion thereof), any sale, assignment, transfer, conveyance, gift, exchange or other disposition of such asset, whether such disposition be voluntary, involuntary or by operation of Law.

        “El Paso Parties” means El Paso, El Paso GP Holdco and their Affiliates.

        “El Paso Sub 1” has the meaning assigned to such term in the Parent Company Agreement.

        “El Paso Sub 2” has the meaning assigned to such term in the Parent Company Agreement.

        “Enforceable” means, with respect to a Contract, that it is the legal, valid, and binding obligation of the applicable Person enforceable against such Person in accordance with its terms, except as such enforceability may be subject to the effects of bankruptcy, insolvency, reorganization, moratorium, or other Laws relating to or affecting the rights of creditors, and general principles of equity.

        “Enterprise Members” means Enterprise Parent 1 and Enterprise Parent 2, or any Affiliate successor thereto as Members of Enterprise GP.

        “Enterprise Parties” means the Enterprise Members, Enterprise GP, Enterprise MLP and their Affiliates.

        “Enterprise Partnership Agreement” means the Third Amended and Restated Agreement of Limited Partnership of Enterprise MLP, dated as of May 15, 2002, as amended, supplemented, amended and restated, or otherwise modified from time to time during the term of this Agreement.

        “ERISA” means the Employment Retirement Income Security Act of 1974, as amended.

        “Exchange Act” means the Securities Exchange Act of 1934, as amended, or any and successor federal statute, and the rules and regulations thereunder of the Commission or any successor governmental authority, all as shall be in effect at the time of determination.

        “Governmental Authority” means any legislature, agency, bureau, branch, department, division, commission, court, tribunal, magistrate, justice, multi-national organization, quasi-governmental body, or other similar recognized organization or body of any federal, state, county, municipal, local, or foreign government or other similar recognized organization or body exercising similar powers or authority.

        “GP Available Cash” shall have the meaning assigned to the term “Available Cash” in the Enterprise GP LLC Agreement.

        “Holder Quarterly Distribution” means the product of the amount of the distribution of Available Cash (as defined in the Enterprise Partnership Agreement) by Enterprise MLP to Enterprise GP with respect to Enterprise GP’s general partner interest in Enterprise MLP and Incentive Distribution Rights times the Sharing Ratio (as defined in the Enterprise GP LLC Agreement) attributable to the Holder, as of the date of determination.

        “Incentive Distributions” has the meaning assigned to such term in the Enterprise Partnership Agreement.

        “Incentive Distribution Right” means the right under to the Enterprise Partnership Agreement to receive Incentive Distributions.

        “Initial Exchange” has the meaning assigned to such term in Section 2.7.

        “Law” means any applicable constitutional provision, statute, act, code, law, regulation, rule, ordinance, order, decree, ruling, proclamation, resolution, judgment, decision, declaration or interpretative or advisory opinion or letter of a Governmental Authority.

        “Member” has the meaning assigned to such term in the Enterprise GP LLC Agreement.

        “Membership Interest” means the Membership Interests (as defined in the Enterprise GP LLC Agreement) of the Enterprise GP issued and outstanding as of the date of determination.

        “Merger Units” means the Common Units received by El Paso Sub 1 and El Paso Sub 2 upon closing of the Merger (as defined in the Parent Company Agreement).

        “Order” means any order, ruling, decision, verdict, decree, writ, subpoena, mandate, precept, command, directive, consent, approval, award, judgment, injunction, or other similar determination or finding by, before, or under the supervision of any Governmental Authority, arbitrator, or mediator.

        “Person” means any individual or entity, including any corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization or Governmental Authority (or any department, agency or political subdivision thereof).

        “Registrable Securities” means each Exchange Unit to be delivered pursuant to Article II hereof and each Merger Unit until, in the case of any such security, (A) the earliest of (i) its effective registration under the Securities Act and resale in accordance with the Registration Statement covering it, (ii) expiration of the applicable holding period under Rule 144(k) under the Securities Act or (iii) its sale to the public pursuant to Rule 144 under the Securities Act, and (B) as a result of the event or circumstance described in any of the foregoing clauses (i) through (iii), any legends with respect to transfer restrictions are removed or removable in accordance with the terms of such legend.

        “Securities Act” means the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations thereunder of the Commission or any successor governmental authority, all as shall be in effect at the time of determination.

        “Step Two Closing Date” has the meaning assigned to such term in the Parent Company Agreement.

        “Threatened” means a demand or statement has been made (orally or in writing) or a notice has been given (orally or in writing), or any other event has occurred or any other circumstances exist that would lead a prudent Person to conclude that an Action or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.

        “Underwritten Offering” means an offering in which Common Units are sold to an underwriter for reoffering to the public.

        “Voting Stock” shall have the meaning assigned to such term in the Enterprise GP LLC Agreement.

ARTICLE II
EXCHANGES

        Section 2.1    Exchange Right.    Subject to the provisions of this Article II, the Holder shall have the right (the “Exchange Right”) to make a one-time election, which once made shall be irrevocable, to contribute all (but not less than all) of the Holder’s Membership Interests to Enterprise GP in exchange (whether through one or more exchanges, pursuant to this Agreement, each an “Exchange”) for, at Enterprise GP’s sole election, one of the following: (a) a number of Common Units (the “Exchange Units”) derived by dividing (i) the most recent Holder Quarterly Distribution prior to the date of the Initial Exchange by (ii) the amount per unit distributed to each holder of a Common Unit in respect of the most recent Common Unit Quarterly Distribution prior to the date of the Initial Exchange (the “Exchange Formula”), (b) cash in the amount set forth in Section 2.6(a)(y), or (c) a combination of Exchange Units and cash as provided in Section 2.6(a)(z).

        Section 2.2    Adjustments.

        (a)        If the amount of the most recent Holder Quarterly Distribution prior to the date of the Initial Exchange was impacted to any material extent by a non-recurring, extraordinary or other similar event, in calculating the Exchange Formula, the parties shall use the most recent Holder Quarterly Distribution not impacted to any material extent by a non-recurring, extraordinary or similar event (the “Prior Holder Distribution”) in lieu of the most recent Holder Quarterly Distribution.

        (b)        If during the time period commencing on the date of the most recent Holder Quarterly Distribution (or in the case where Section 2.2(a) is deemed applicable, the date of the Prior Holder Distribution) preceding the date of the Initial Exchange and ending on the date of the Initial Exchange, Enterprise MLP has issued limited partner interests or increased or decreased (or declared an increase or decrease) in its regular quarterly distribution of Available Cash to holders of its Common Units, in calculating the Exchange Formula, the parties shall use a pro forma Holder Quarterly Distribution amount that assumes that any and all such issuances or increases or decreases occurred in such quarter; provided, however, that no pro forma adjustment shall be made for a distribution impacted to any material extent by a non-recurring, extraordinary or similar event.

        Section 2.3     Exercise; Total Number of Exchange Units.

        (a)        To exercise the Exchange Right, the Holder shall deliver a written notice (an “Exchange Notice”) to Enterprise GP. Within five business days after the receipt by Enterprise GP of such Exchange Notice, the parties shall mutually determine the total number of Exchange Units to be issued to the Holder in exchange for the Holder Membership Interests by application of the Exchange Formula, subject if applicable to Section 2.3(b) below (the “Total Number of

Exchange Units”), and execute an acknowledgement in the form attached hereto as Exhibit A (the “Acknowledgement”) that sets forth the Total Number of Exchange Units; provided, however, that if the Enterprise Members require the Holder to exercise the Exchange Right pursuant to Section 2.5(b) below, no Exchange Notice need be submitted by the Holder and the parties shall instead mutually determine the Total Number of Exchange Units and execute the Acknowledgement within five business days after the receipt by the Holder of the written notice described in such Section 2.5(b); and provided, further, that if the parties are unable to agree upon the Total Number of Exchange Units (including the amount of any adjustment that may be required under Section 2.2 above), the determination shall be made in the manner provided in Section 2.3(b) below. After any determination pursuant to this Section 2.3, the Total Number of Exchange Units, as set forth in the Acknowledgement, shall thenceforth be fixed, subject to adjustment only pursuant to the anti-dilution provisions set forth in Section 2.9.

        (b)        If the parties are unable to mutually agree on the Total Number of Exchange Units within the periods provided for in Section 2.3(a), each of the Holder, on the one hand, and the Enterprise Members, on the other hand, shall select a firm of independent accountants of nationally recognized standing with which neither the El Paso Parties, on the one hand, nor the Enterprise Parties, on the other hand, has any material current business relationship within five business days, which firms shall then mutually agree upon a third firm of independent accountants of nationally recognized standing and refer the matter to such third firm for resolution within five additional business days. Such third firm shall determine the Total Number of Exchange Units within 15 business days of such referral. The aggregate fees and expense of such firms shall be borne in the following manner: one-half by the Holder and one-half by the Enterprise Members. The determination of the Total Number of Exchange Units by such third firm shall be final, binding and conclusive on the parties.

        Section 2.4    Section 16 Cap.    Notwithstanding anything in this Article II to the contrary, if the Holder determines that the number of Exchange Units that would otherwise be delivered to the Holder in any single Exchange would result in the Holder and/or any of its affiliates directly or indirectly beneficially owning more than 9.9% of any class of equity security of Enterprise MLP which is registered pursuant to Section 12 of the Exchange Act (calculated pursuant to Section 16(a) of the Exchange Act) (a “9.9% Interest”), the number of Exchange Units delivered to the Holder shall be limited to the maximum amount of Exchange Units as would not result in the Holder and/or any of its affiliates directly or indirectly beneficially owning more than a 9.9% Interest (the “Section 16 Cap”); provided, however, that the parties hereto hereby expressly acknowledge and agree that at all times during the term of this Agreement (a) the Holder shall have the sole duty and responsibility to determine that the number of Exchange Units delivered in any Exchange does not exceed the Section 16 Cap and (b) neither Enterprise MLP nor Enterprise GP shall have any obligation to make any independent calculation or otherwise confirm that the number of Exchange Units delivered in any such Exchange does not exceed the Section 16 Cap limitation.

        Section 2.5     Timing of Exercise of Exchange Right.

        (a)        The Holder may exercise the Exchange Right at any time after the 180th day following of the Step Two Closing Date, subject to earlier exercise upon the occurrence of the events described in Section 2.5(c) below.

        (b)        If the Holder has not elected to exercise the Exchange Right prior to the date that is 180 days after the third (3rd) anniversary of the Step Two Closing Date, at any time thereafter, either of the Enterprise Members may elect to require the Holder to exercise the Exchange Right by delivering written notice to the Holder. The Exchange Formula applicable in the case of an election by either of the Enterprise Members under this Section 2.5(b) shall be calculated in the same manner as specified in Section 2.1 above (and in accordance with Sections 2.2, 2.9 and other applicable provisions of this Article II).

        (c)        Notwithstanding the limitations on the Holder’s right to exercise the Exchange Right in Section 2.5(a), the Holder may exercise the Exchange Right (i) upon the public announcement of execution of definitive transaction documents relating to (and in no event later than 10 days prior to the consummation of such transaction) the (A) completion of a merger of Enterprise MLP with another entity or (B) completion of the sale or other disposition by Enterprise MLP or Enterprise GP of all or substantially all of its assets, or (ii) at any time during the 10 days prior to the completion of a direct or indirect Change of Member Control of the Enterprise Members described in Section 9.04(e) of the Enterprise GP LLC Agreement and an election by the Holder to exercise the Exchange Right (as provided under Section 9.04(c) of the Enterprise GP LLC Agreement), (iii) upon the initiation of a Proposed Drag-Along Transaction (as defined in the Enterprise GP LLC Agreement) and an election by the Holder to exercise the Exchange Right (as provided under Section 9.05(b)(ii) of the Enterprise GP LLC Agreement), (iv) at any time during the 10 days prior to the completion of a liquidation of Enterprise MLP, (v) at any time during the 10 days after the declaration by Enterprise MLP of a distribution of Available Cash from Capital Surplus (as such term is defined in the Enterprise Partnership Agreement) or (vi) at any time after the commencement of a voluntary or an involuntary bankruptcy or similar proceeding against Enterprise Products Company or any of its material subsidiaries (including Enterprise GP), if at the time of such exercise there is then pending a proceeding seeking payment pursuant to ERISA from Enterprise GP of any amounts due relating to the termination of a benefit plan subject to ERISA.

        Section 2.6    Exchange Procedures and Settlement.

        (a)        Within five business days after the execution of the Acknowledgement, the Holder shall deliver written notice to Enterprise GP which notice must include a determination, made in good faith, that either (i) the total number of Exchange Units set forth in the Acknowledgement can be issued to the Holder in compliance with the Section 16 Cap limitation or (ii) a lesser number of Exchange Units must be delivered to the Holder in order to maintain compliance with the limitations of the Section 16 Cap (a “Confirmation Notice”). The Holder shall have sole responsibility and liability for determining the number of Exchange Units so included in the Confirmation Notice. Enterprise GP shall be entitled to rely, without independent investigation, entirely upon the number of Exchange Units set forth in the Confirmation Notice by the Holder as to the number of Exchange Units that may be delivered to the Holder in compliance with the Section 16 Cap limitation, and the parties hereto hereby expressly acknowledge and agree that Enterprise GP shall not have any obligation to make any independent calculation or otherwise confirm that the number of Exchange Units delivered complies with the Section 16 Cap limitation. Within five business days after receipt by Enterprise GP of a valid Confirmation Notice conforming to the requirements of this Section 2.6(a), Enterprise GP shall deliver to the Holder, at Enterprise GP’s sole election, one of the following: (x) such number of Exchange Units set forth in such Confirmation Notice in fully certificated form, (y) cash by wire transfer of immediately available funds to an account designated in writing by the Holder at least two business days beforehand in an amount equal to the fair market value (based on the average closing price of Common Units on the New York Stock Exchange for the ten consecutive trading days next preceding the date of receipt by Enterprise GP of such Confirmation Notice) of the aggregate number of Exchange Units set forth in such Confirmation Notice or (z) a combination of (1) a number of Exchange Units in fully certificated form that is at least 10,000 Exchange Units but is less than the number set forth in the Confirmation Notice (the shortfall in Exchange Units below the number set forth in the Confirmation Notice being referred to as the “Exchange Unit Shortfall”) and (2) cash by wire transfer of immediately available funds to an account designated in writing by the Holder at least two business days beforehand in an amount equal to the fair market value (based on the average closing price of Common Units on the New York Stock Exchange for the ten consecutive trading days next preceding the date of receipt by Enterprise GP of such Confirmation Notice) of the Exchange Unit Shortfall.

        (b)        Notwithstanding the foregoing, if any Exchange is effected hereunder following the record date established by Enterprise MLP for its Common Unit Quarterly Distribution for a particular calendar quarter but prior to the record date to be established by Enterprise GP for its distribution of GP Available Cash for such quarter, the Holder shall be entitled to receive, upon the date of distribution by Enterprise GP, the Holder Quarterly Distribution as if it were still an owner of its Membership Interest on the record date of Enterprise GP for its distribution of GP Available Cash for such quarter. For the sake of clarity and to assure that no negative inference is drawn from the language immediately above, in all other circumstances, the Holder will be entitled to any distribution from Enterprise GP and/or Enterprise MLP if it is the owner of a membership interest of Enterprise GP (including any unexchanged Membership Interest) or partnership interest of Enterprise MLP, respectively, on the applicable record date established for such distribution subject to the provisions of the Enterprise GP LLC Agreement and the Enterprise Partnership Agreement.

        (c)        Notwithstanding anything else in this Agreement, the Holder shall not be required to make any capital contribution to Enterprise GP in connection with the delivery of Exchange Units by Enterprise GP to the Holder upon exercise by the Holder of the Exchange Right hereunder.

        (d)        If the Holder, pursuant to Section 2.6(a)(ii), includes in the Confirmation Notice less than the Total Number of Exchange Units set forth in the Acknowledgement, then with respect to the Exchange Units not included in the Confirmation Notice (the “Section 16 Exchange Units”), Enterprise GP shall have the right (but not the obligation) to purchase all (but not less than all) of Holder’s remaining Membership Interest in consideration of the payment to the Holder of cash by wire transfer of immediately available funds to an account designated in writing by the Holder at least two business days beforehand in an amount equal to the fair market value (based on the average closing price of Common Units on the New York Stock Exchange for the ten consecutive trading days next preceding the date of receipt by Enterprise GP of such Confirmation Notice) of the Section 16 Exchange Units. Enterprise GP may exercise this right by notice to the Holder on or before the delivery by Enterprise GP to the Holder, pursuant to

Section 2.6(a), of Exchange Units, cash, or a combination thereof, and Enterprise GP shall make the payment to the Holder contemplated by this Section 2.6(d) concurrently with such delivery.

        Section 2.7    Additional Exchanges.

        (a)        If the effect of the application of the Section 16 Cap is to cause Enterprise GP to deliver less than the Total Number of Exchange Units to the Holder in the initial Exchange pursuant to this Article II (the “Initial Exchange”), provided that Enterprise GP has not purchased Holder’s remaining Membership Interest pursuant to Section 2.6(d), then on the first business day of each fiscal quarter of Enterprise MLP commencing thereafter the Holder shall provide written notice (an “Update Notice”) to Enterprise GP which must include a determination, made in good faith, whether the Holder may receive additional Exchange Units in compliance with the limitations of the Section 16 Cap and, if so, the requested number of additional Exchange Units to be delivered to the Holder (“Additional Exchange Units”) in exchange for the contribution of a corresponding portion (calculated in accordance with the Exchange Formula) of the Holder’s remaining Membership Interests; provided, however, that the maximum number of Additional Exchange Units that the Holder may request to be delivered pursuant to any Update Notice, and that Enterprise GP shall be obligated to deliver in response thereto, may not exceed the lesser of (i) the excess of the Total Number of Exchange Units over the sum of all Exchange Units delivered to the Holder prior to the date of such Update Notice (including Exchange Units issued in the Initial Exchange and all Additional Exchange Units issued in any subsequent Exchanges) and (ii) the maximum number of Additional Exchange Units that may be delivered to the Holder in compliance with the limitation of the Section 16 Cap; provided, further, Enterprise GP shall be entitled to rely, without independent investigation, entirely upon the number of Additional Exchange Units set forth by the Holder in the Update Notice as to the number of Exchange Units that may be delivered to the Holder in compliance with the limitation set forth in clause (ii) above, and the parties hereto hereby expressly acknowledge and agree that Enterprise GP shall have no obligation to make any independent calculation or otherwise confirm that such number of Additional Exchange Units issued complies with the limitation set forth in clause (ii) above.

        (b)        Within five business days of receipt of such Update Notice conforming to the requirements of Sections 2.7(a), Enterprise GP shall deliver to the Holder one of the following: (i) such number of Additional Exchange Units requested in the Update Notice in fully certificated form, (ii) cash in an amount equal to fair market value (based on the average closing price of Common Units on the New York Stock Exchange for the ten consecutive trading days next preceding the date of receipt by Enterprise GP of such Update Notice) of the aggregate number of Additional Exchange Units set forth in such Update Notice by wire transfer of immediately available funds to an account designated in writing by the Holder at least two business days beforehand or (iii) a combination of (A) a number of Additional Exchange Units in fully certificated form that is at least 10,000 Additional Exchange Units but is less than the number requested in the Update Notice (the shortfall in Additional Exchange Units below the number requested in the Update Notice being referred to as the “Additional Exchange Unit Shortfall”) and (B) cash by wire transfer of immediately available funds to an account designated in writing by the Holder at least two business days beforehand in an amount equal to the fair market value (based on the average closing price of Common Units on the New York Stock

Exchange for the ten consecutive trading days next preceding the date of receipt by Enterprise GP of such Update Notice) of the Additional Exchange Unit Shortfall.

        Section 2.8    Reflection of Reduced Sharing Ratio.    Promptly following each Exchange pursuant to this Article II, Enterprise GP shall amend Exhibit A to the Enterprise GP LLC Agreement, in compliance with the procedures set forth therein, to reflect the reduced Sharing Ratio (as defined in the Enterprise GP LLC Agreement) attributable to Holder’s Membership Interest as a result of such Exchange.

        Section 2.9    Anti-Dilution Provisions.    During the period that commences upon the date of the initial election to exercise the Exchange Right and continues for so long as less than the Total Number of Exchange Units have been delivered to the Holder pursuant to the terms of this Article II, the excess of the Total Number of Exchange Units over the aggregate number of Exchange Units delivered in all prior Exchanges (such excess, the “Unissued Exchange Units”) shall be subject to adjustment from time to time upon the happening of certain events as follows (provided, however, that no such adjustment shall be made to the extent the Holder has received a distribution attributable to such event on account of its remaining Membership Interest representing the Unissued Exchange Units):

        (a)        Reorganization, Merger or Consolidation. If Enterprise MLP reorganizes, merges, consolidates or otherwise combines with another Person in a transaction whereby all of the holders of Common Units will receive securities, property or assets of Enterprise MLP or its successor payable with respect to or in exchange for each Common Unit held, lawful and adequate provision shall be made whereby the Holder shall have the right to receive (in lieu of the Unissued Exchange Units), upon each subsequent Exchange following the consummation of such transaction, the number of securities, property or assets of Enterprise MLP or its successor resulting from such reorganization, merger, consolidation or other transaction as would have been issued or payable to the Holder if the Holder had held a number of Common Units equal to (and in lieu of) the total number of Unissued Exchange Units immediately prior to the consummation of such transaction. The foregoing provisions of this Section 2.9(a) shall similarly apply to successive reorganizations, mergers, consolidations or other applicable transactions and to the stock or securities of any other Person that are at the time receivable upon exercise of the Exchange Right.

        (b)        Reclassification, etc. If Enterprise MLP, by reclassification of securities or otherwise, changes the Common Units or any other securities as to which the Exchange Right may apply hereunder into the same or a different number of securities of any other class or classes, each subsequent Exchange in respect of Unissued Exchange Units shall thereafter represent the right to acquire upon each such Exchange such number and kind of securities as would have been issuable, as the result of such change, with respect to or in exchange for a number of Common Units equal to the total number of Unissued Exchange Units.

        (c)        Subdivision or Combination; Unit Dividends. If Enterprise MLP shall split, divide or combine its outstanding Common Units or declare and pay a dividend on its outstanding Common Units which consists of additional Common Units (including a split effected in the form of a dividend), then the total number of Unissued Exchange Units shall be adjusted, as of the opening of business on the effective date of such split, subdivision or combination or the day after the day upon which such dividend or other distribution is paid to unitholders, as the case may be, to a new total number of Unissued Exchange Units determined by multiplying the total number of Unissued Exchange Units immediately prior to such payment or other distribution by a fraction (i) the numerator of which shall be the total number of outstanding Common Units immediately after such split, dividend, combination or distribution and (ii) the denominator of which shall be the total number of outstanding Common Units immediately prior to such split, dividend, combination or distribution.

        (d)        Other Distributions on Common Units. If Enterprise MLP shall make a distribution on its Common Units which consists of (i) limited partner interests of Enterprise MLP other than additional Common Units, evidences of its indebtedness, or assets (including distributions of Available Cash from Capital Surplus (as such term is defined in the Enterprise Partnership Agreement) or securities (other than Common Units), but excluding distributions of Available Cash from Operating Surplus (as such term is defined in the Enterprise Partnership Agreement)), then the Holder shall be entitled to receive, upon each Exchange for Unissued Exchange Units, that portion of any such distribution which the Holder would have been entitled to receive, had such Exchange occurred immediately prior to the record date of such distribution; provided, however, that if any such distribution consists of property which has a limited life or expiration date (including but not limited to options, warrants or similar instruments), the Holder shall be entitled to receive such property on the date of such distribution. At the time of the record date established for any such distribution, Enterprise GP shall allocate sufficient reserves to ensure the timely and full performance of the provisions of this Section 2.9(d).

        (e)        Self Tender. If (i) Enterprise MLP shall engage in a tender offer for more than 10% of the Common Units issued and outstanding at such time and (ii) such tender offer is closed and payment is made for the Common Units purchased therein for a purchase price per unit that is at least 5% greater than the closing sales price per Common Unit on the trading day immediately preceding the announcement of such tender offer (the “Pre-Tender Value”), then the Holder shall be entitled to receive, upon each Exchange for Unissued Exchange Units (in addition to such Exchange Units), the excess of the purchase price per Common Unit paid upon closing of the tender offer over the Pre-Tender Value per Common Unit multiplied by the total number of Unissued Exchange Units which would have been sold by the Holder if it tendered all of the Unissued Exchange Units to Enterprise MLP in such tender offer. Upon the closing of any such tender offer, Enterprise GP shall allocate sufficient reserves to ensure the timely and full performance of the provisions of this Section 2.9(e).

        (f)        No Other Adjustments. Other than specifically as set forth above in this Section 2.9, no adjustment shall be made to the total number Unissued Exchange Units as a result of or pursuant to the granting or issuance by Enterprise MLP of additional Common Units, or any security convertible thereinto or exercisable or exchangeable therefore, including without limitation (i) the issuance of Common Units or any other security of Enterprise MLP or any Affiliate thereof (including securities convertible into or exchangeable for Common Units) pursuant to an underwritten public offering or a private placement, (ii) the issuance of Common Units or any other security of Enterprise MLP or any affiliate thereof (including securities convertible into or exchangeable for Common Units) as consideration in an acquisition transaction, (iii) the issuance of Common Units or any other security of Enterprise MLP or any affiliate thereof (including securities convertible into or exchangeable for Common Units)

pursuant to a distribution reinvestment plan or in payment or satisfaction of any dividend upon or distribution to any class of unit or equity security of Enterprise MLP other than Common Units and (iv) the issuance of options, restricted Common Units or “phantom” units exercisable for or that upon vesting become Common Units, or the issuance of Common Units upon the exercise or vesting or such options or rights, to officers, employees or directors of, or consultants to, Enterprise MLP, Enterprise GP or any of their Affiliates.

        (g)        No Multiple Adjustments. In the event of any one circumstance which may give rise to an adjustment of the total number of Unissued Exchange Units under one or more of Sections 2.9(a) through 2.9(e) above, Enterprise GP may only apply the provisions of one of such paragraphs if necessary in order to avoid unreasonable results given the circumstances, such determination to be made in Enterprise GP’s good faith and reasonable discretion; provided, however, that a series of steps in a transaction or action shall not be considered one circumstance for the purposes of this Section 2.9(g).

        (h)        Calculation of Adjustments. Upon each occurrence of an event causing an adjustment pursuant to this Section 2.9, Enterprise GP will promptly (i) calculate such adjustment and retain a record of such calculation at its principal office and (ii) deliver to the Holder a certificate signed by an appropriate officer on behalf of Enterprise GP, setting forth in reasonable detail the event requiring the adjustment, the method of calculation of the adjustment, and the number of Unissued Exchange Units and/or other securities, property or assets after giving effect to such adjustment (an “Adjustment Certificate”). If the Holder does not agree with such calculation, the Holder shall give written notice (an “Adjustment Dispute Notice”) to Enterprise GP within ten business days of the receipt of such Adjustment Certificate. If the parties are unable to mutually agree on the calculation of such adjustment within five business days of receipt by Enterprise GP of such Adjustment Dispute Notice, the parties shall each select a firm of independent accountants of nationally recognized standing within five business days, which firms shall then mutually agree upon a third firm of independent accountants of nationally recognized standing and refer the matter to such third firm for resolution within five additional business days. Such third firm shall determine the amount of such adjustment to the Total Number of Exchange Units within 15 business days of such referral. The aggregate fees and expense of such firms shall be borne in the following manner: one-half by the Holder and one-half by Enterprise GP. The determination by such firm of the calculation of the adjustment described in the Adjustment Notice shall be final, binding and conclusive on the parties.

        Section 2.10    Nonseparability.    The Exchange Right is not separable from Holder’s Membership Interests. If El Paso GP Holdco or any subsequent Holder transfers such Membership Interests (which transfer may only be made in compliance with applicable provisions of the Enterprise GP LLC Agreement), the Exchange Right shall be transferred to such transferee who shall then constitute the Holder hereunder.

        Section 2.11   Listing.    Prior to the delivery of any Exchange Units pursuant to this Article II, Enterprise GP shall cause such Exchange Units to be approved for listing on the New York Stock Exchange or such other exchange or quotation system on which the Common Units are then listed (to the extent such Exchange Units are not then so listed).

ARTICLE III
[Reserved]

ARTICLE IV
REGISTRATION RIGHTS

        Section 4.1    Shelf Registration Statement.    Within 120 days after the Step Two Closing Date or, if earlier, within 30 days after the exercise of the Exchange Right by the Holder pursuant to Section 2.5(c) (the “Initial Shelf Filing Deadline”), Enterprise MLP shall file with the Commission a “shelf” registration statement on Form S-3 pursuant to Rule 415 under the Securities Act (the “Initial Shelf Registration Statement”) providing for the resale of an aggregate of (i) such number of Exchange Units that may be issued to the Holder pursuant to Article II based on the number of Common Units outstanding on the Step Two Closing Date and (ii) the aggregate number of Merger Units received by El Paso Sub 1 and El Paso Sub 2 upon closing of the Merger.

        Section 4.2    Additional Common Units.    If the Initial Shelf Registration Statement, even if supplemented or amended, does not have sufficient availability to provide for the resale of Exchange Units issued to the Holder, the Holder may request that Enterprise MLP file with the Commission one additional “shelf” registration statement on Form S-3 pursuant to Rule 415 under the Securities Act to accommodate any resale of Exchange Units in such amounts as are requested at such time by the Holder in writing (a “Shelf Notice”). Enterprise MLP shall file such additional “shelf” registration statement (with the Initial Shelf Registration Statement, a “Shelf Registration Statement”), if any, within 30 days after receipt by Enterprise MLP of a written request from the Holder (with the Initial Shelf Filing Deadline, a “Shelf Filing Deadline”).

        Section 4.3    Effectiveness.    Subject to the provisions of this Article IV, Enterprise MLP shall use its best efforts to cause (i) the Initial Shelf Registration Statement to be declared effective within 60 days after the Initial Shelf Filing Deadline (the “Initial Effectiveness Target Date”) and (ii) any subsequent Shelf Registration Statement to be declared effective no later than 90 days after delivery to Enterprise MLP by the Holder of a Shelf Notice (with the Initial Effectiveness Target Date, an “Effectiveness Target Date”) and in either case shall use best efforts to keep such Shelf Registration Statement continuously effective, supplemented and amended to the extent necessary to assure that it is available for resale of the Common Units by the Holder and that it conforms in all material respects with the requirements the Securities Act, in each case during the entire period (the “Effectiveness Period”) beginning on the date such Shelf Registration Statement shall first be declared effective under the Securities Act and ending on the earlier to occur of (i) the sale pursuant to a Shelf Registration Statement of all of the Registrable Securities registered under such Shelf Registration Statement and (ii) the date on which all of the Common Units registered under such Shelf Registration Statement are no longer Registrable Securities.

        Section 4.4    Information Furnished by Holder.    The Holder shall furnish to Enterprise MLP in writing, as soon as practicable after the earlier of (a) the exercise of the Exchange Right by the Holder pursuant to Section 2.5(c) and (b) 90 days after the Step Two Closing Date (in the case of the Initial Shelf Registration Statement) or after requesting the filing of an additional Shelf Registration Statement pursuant to Section 4.2, the information specified in Items 507 and 508 of Regulation S-K under the Securities Act and any other information reasonably requested by Enterprise MLP for inclusion in the applicable Shelf Registration Statement pursuant to the Securities Act. Notwithstanding Sections 4.1 and 4.2, Enterprise MLP shall not be required to file any such Shelf Registration Statement until the Holder has complied with the immediately preceding sentence. In addition, the Holder shall promptly furnish to Enterprise MLP (i) any additional information required to be disclosed in such Shelf Registration Statement in order to make the information previously furnished to Enterprise MLP by the Holder not materially misleading and (ii) any additional information as may be reasonably requested by Enterprise MLP for inclusion in any new prospectus or prospectus supplement or post-effective amendment. For purposes of this Section 4.4 and Sections 4.5 through 4.11, any reference to “Holder” shall also include El Paso Sub 1 and El Paso Sub 2.

        Section 4.5    Registration Procedures.

        (a)        In connection with each Shelf Registration Statement, Enterprise MLP shall comply with all the provisions of Section 4.5(b) hereof and shall, in accordance with Sections 4.1, 4.2, 4.3 and 4.4 hereof, prepare and file with the Commission each Shelf Registration Statement relating to the registration on Form S-3 under the Securities Act.

        (b)        In connection with each Shelf Registration Statement and any related prospectus or prospectus supplement required by this Agreement to permit the sale or resale of Common Units, Enterprise MLP shall:

        (i)               Subject to any notice by Enterprise MLP in accordance with this Section 4.5(b) of the existence of any fact or event of the kind described in Section 4.5(b)(iii)(D), use its best efforts to keep such Shelf Registration Statement continuously effective during the Effectiveness Period; upon the occurrence of any event that would cause such Shelf Registration Statement or the related prospectus or prospectus supplement (A) to contain a material misstatement or omission or (B) not be effective and usable for resale of Registrable Securities during the Effectiveness Period, Enterprise MLP shall file promptly an appropriate amendment or supplement to or a document to be incorporated by reference into such Shelf Registration Statement or a report filed with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, in the case of clause (A), correcting any such misstatement or omission, and, in the case of either clause (A) or (B), use its best efforts to cause any such amendment to be declared effective and such Shelf Registration Statement and the related prospectus or prospectus supplement to become usable for their intended purposes as soon as practicable thereafter. Notwithstanding anything in this Agreement to the contrary, Enterprise MLP may suspend the effectiveness or use of and elect not to keep current such Shelf Registration Statement by written notice to the Holder for a period not to exceed an aggregate of 30 days in any 90-day period (each such period a “Suspension Period”) if:

        (x)        an event occurs and is continuing as a result of which such Shelf Registration Statement would, in Enterprise MLP’s reasonable judgment, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; and

        (y)        Enterprise MLP reasonably determines that the disclosure of such event at such time would or could reasonably be expected to either (i) have a material adverse effect on the business or prospects of Enterprise MLP and its subsidiaries, taken as a whole, or (ii) adversely affect a material financing, acquisition or other transaction (existing or planned);

provided, that (A) in the event the disclosure relates to a previously undisclosed proposed or pending material business transaction, the disclosure of which would impede the Enterprise MLP’s ability to consummate such transaction, Enterprise MLP may extend a Suspension Period from 30 days to 45 days and (B) the Suspension Periods shall not exceed an aggregate of 90 days in any 365-day period. The Holder, by its acceptance of a Registrable Security, agrees to hold in confidence any communication by Enterprise MLP relating to an event described in Section 4.5(b)(i)(x) and (y) or Section 4.5(b)(iii)(D).

                (ii)       Prepare and file with the Commission such amendments and post-effective amendments to such Shelf Registration Statement as may be necessary to keep such Shelf Registration Statement effective during the Effectiveness Period; cause the related prospectus to be supplemented by any required prospectus supplement, and as so supplemented to be filed pursuant to Rule 424 under the Securities Act, and to comply fully with the applicable provisions of Rules 424 and 430A under the Securities Act in a timely manner; and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Shelf Registration Statement during the applicable period in accordance with the intended method or methods of distribution by the sellers thereof set forth in such Shelf Registration Statement or supplement to the prospectus.

                (iii)       Advise the underwriter(s), if any, and, in the case of (A), (C) and (D) below, the Holder promptly and, if requested by such Persons, to confirm such advice in writing:

                (A)       when the prospectus or any prospectus supplement or post-effective amendment has been filed, and, with respect to such Shelf Registration Statement or any post-effective amendment thereto, when the same has become effective;

(B) of any request by the Commission for amendments to such Shelf Registration Statement or amendments or supplements to the prospectus or for additional information relating thereto;

                (C)       of the issuance by the Commission of any stop order suspending the effectiveness of such Shelf Registration Statement under the Securities Act or of the suspension by any state securities commission of the qualification of the Registrable Securities for offering or sale in any jurisdiction, or the initiation of any proceeding for any of the preceding purposes; or

                (D)       of the existence (but not the nature) of any fact or the happening of any event, during the Effectiveness Period, that makes any statement of a material fact made in such Shelf Registration Statement, the related prospectus, any amendment or supplement thereto, or any document incorporated by reference therein untrue, or that requires the making of any additions to or changes in such Shelf Registration Statement, the related prospectus or any amendment or supplement thereto in order to make the statements therein not misleading.

        If at any time the Commission shall issue any stop order suspending the effectiveness of such Shelf Registration Statement, or any state securities commission or other regulatory authority shall issue an order suspending the qualification or exemption from qualification of the Registrable Securities under state securities or Blue Sky laws, Enterprise MLP shall use its best efforts to obtain the withdrawal or lifting of such order at the earliest possible time.

                (iv)       Furnish to counsel for the Holder and each of the underwriter(s), if any, before filing with the Commission, a copy of such Shelf Registration Statement and copies of any prospectus included therein or any amendments or supplements to either of such Shelf Registration Statement or prospectus (other than documents incorporated by reference after the initial filing of such Shelf Registration Statement), which documents will be subject to the review of such counsel and underwriter(s), if any, for a period of three business days, and Enterprise MLP will not file such Shelf Registration Statement or prospectus or any amendment or supplement to such Shelf Registration Statement or prospectus (other than documents incorporated by reference) to which such counsel or the underwriter(s), if any, shall reasonably object within three business days after the receipt thereof.

                (v)       Make available pursuant to a confidentiality and non-use agreement at reasonable times for inspection by one or more representatives of the Holder any underwriter, if any, participating in any distribution pursuant to such Shelf Registration Statement, and any attorney or accountant retained by the Holder or any of the underwriter(s), all financial and other records, pertinent corporate documents and properties of Enterprise MLP as shall be reasonably necessary to enable them to exercise any applicable due diligence responsibilities and to supply all information reasonably requested by any such representative or representatives of the Holder, underwriter, attorney or accountant in connection with such Shelf Registration Statement after the filing thereof and before its effectiveness; provided, however, that the Holder shall be responsible for ensuring that any such information shall be kept confidential and not used for any purpose other than as contemplated hereby.

                (vi)       If requested by the Holder or the underwriter(s), if any, incorporate in such Shelf Registration Statement or prospectus, pursuant to a prospectus supplement or post-effective amendment if necessary, such non-confidential information as the Holder and underwriter(s), if any, may reasonably request to have included therein, including, without limitation: (1) information relating to the “Plan of Distribution” of the Registrable Securities, (2) information with respect to the number of Registrable Securities being sold, (3) the purchase price being paid therefor and (4) any other terms of the offering of the Registrable Securities to be sold in such offering; and make all required filings of such prospectus supplement or post-effective amendment as soon as reasonably practicable after Enterprise MLP is notified of the matters to be incorporated in such prospectus supplement or post-effective amendment.

                (vii)       Furnish to the Holder and each of the underwriter(s), if any, without charge, at least one copy of such Shelf Registration Statement, as first filed with the Commission, and of each amendment thereto (and any documents incorporated by reference therein or exhibits thereto (or exhibits incorporated in such exhibits by reference) as such Person may request in writing).

                (viii)       Deliver to the Holder and each of the underwriter(s), if any, without charge, as many copies of the prospectus (including each preliminary prospectus) and any amendment or supplement thereto as such Persons reasonably may request.

                (ix)       In the event of an Underwritten Offering, Enterprise MLP shall enter into a standard underwriting agreement with the underwriters and shall:

                (A)       upon request, furnish to the Holder and each underwriter, if any, in such substance and scope as they may reasonably request and as are customarily made by Enterprise MLP to underwriters in primary underwritten offerings, upon the date of closing of any sale of Registrable Securities in an Underwritten Offering:

(1) an officer’s certificate, dated the date of such closing, confirming, as of the date thereof, such matters as such parties may reasonably request;

        (2)       opinions, each dated the date of such closing, of counsel (inside and outside) to Enterprise MLP covering such matters as are customarily covered in legal opinions to underwriters in connection with primary underwritten offerings of securities by Enterprise MLP; and

        (3)       customary comfort letters, dated the date of such closing, from Enterprise MLP’s independent accountants (and from any other accountants whose report is contained or incorporated by reference in such Shelf Registration Statement), in the customary form and covering matters of the type customarily covered in comfort letters to underwriters in connection with primary underwritten offerings of securities; provided, that if Enterprise MLP has used its best efforts to obtain such letters, Enterprise MLP shall not be responsible if the accountants do not agree to deliver same;

                (B)       set forth in full in the underwriting agreement, if any, indemnification provisions and procedures which provide rights no less protective than those set forth in Section 4.10 hereof with respect to all parties indemnified; and

                (C)       deliver such other documents and certificates as may be reasonably requested by such parties to evidence compliance with clause (A) above and with any customary conditions contained in the underwriting agreement or other agreement entered into by the Holder pursuant to this clause (ix).

                (x)       Before any public offering of Registrable Securities, cooperate with the Holder, the underwriter(s), if any, and their respective counsel in connection with the registration and qualification of the Registrable Securities under the securities or Blue Sky laws of such jurisdictions as the Holder or underwriter(s), if any, may reasonably request and do any and all other acts or things necessary or reasonably advisable to enable the disposition in such jurisdictions of the Registrable Securities covered by such Shelf Registration Statement; provided, however, that Enterprise MLP shall not be required (A) to register or qualify as a foreign limited partnership or a dealer of securities where it is not now so qualified or to take any action that would subject it to the service of process in any jurisdiction where it is not now so subject or (B) to subject itself to taxation in any such jurisdiction if it is not now so subject.

                (xi)       Cooperate with the Holder and the underwriter(s), if any, to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be sold and not bearing any restrictive legends (unless required by applicable securities laws); and enable such Registrable Securities to be in such denominations and registered in such names as the Holder or the underwriter(s), if any, may reasonably request within a reasonable time before any sale of Registrable Securities made by such underwriter(s).

                (xii)       Use its best efforts to cause the Registrable Securities covered by any Shelf Registration Statement to be registered with or approved by such other U.S. governmental agencies or authorities as may be necessary to enable the seller or sellers thereof or the underwriter(s), if any, to consummate the disposition of such Registrable Securities, subject to the proviso in clause (x) above.

                (xiii)       Subject to Section 4.5(b)(i) hereof, if any fact or event contemplated by Section 4.5(b)(iii)(D) hereof shall exist or have occurred, use its best efforts to prepare a supplement or post-effective amendment to such Shelf Registration Statement or related prospectus or any document incorporated therein by reference or file any other required document so that, as thereafter delivered to the purchasers of Registrable Securities, the prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

                (xiv)       Provide CUSIP numbers for all Registrable Securities not later than the effective date of such Shelf Registration Statement and provide the transfer agent with certificates for the Common Units that are in a form eligible for transfer in accordance with applicable requirements.

                (xv)       Cooperate and assist in any filings required to be made with the NASD and in the performance of any due diligence investigation by any underwriter that is required to be retained in accordance with the rules and regulations of the NASD.

                (xvi)       Otherwise use its best efforts to comply with all applicable rules and regulations of the Commission and all reporting requirements under the rules and regulations of the Exchange Act.

        (c)        The Holder agrees that, upon receipt of any notice from Enterprise MLP of the existence of any fact of the kind described in Section 4.5(b)(iii)(D) hereof, the Holder will, and will use its best efforts to cause any underwriter(s) in an Underwritten Offering to, forthwith discontinue disposition of Registrable Securities pursuant to such Shelf Registration Statement until:

                (i)        the Holder has received copies of the supplemented or amended prospectus contemplated by Section 4.5(b)(xiii) hereof; or

                (ii)        the Holder is advised in writing by Enterprise MLP that the use of the prospectus may be resumed.

If so directed by Enterprise MLP, the Holder will deliver to Enterprise MLP (at Enterprise GP’s expense) all copies, other than permanent file copies then in the Holder’s possession, of the prospectus covering such Registrable Securities that was current at the time of receipt of such notice of suspension.

        Section 4.6    Stop Transfer Instructions.    Enterprise MLP may give such stop transfer instructions to its transfer agent as it shall deem reasonably necessary to prevent any sale of shares of Common Units under a Shelf Registration Statement at any time when the Holder is not permitted to make such a sale pursuant to this Article IV.

        Section 4.7    No Piggyback or Other Registration Rights.    Other than as set forth in this Article IV, the Holder shall have no registration rights with respect to Common Units beneficially owned by the Holder (including any “piggyback” registration rights). In addition, Enterprise MLP shall not be required to include any Common Units acquired by the Holder for resale under a Shelf Registration Statement other than the Common Units that constitute Registrable Securities under this Agreement.

        Section 4.8    Registration Expenses.    Enterprise GP shall bear all expenses incident to the filing of any Shelf Registration Statement, including without limitation: (i) all registration and filing fees and expenses; (ii) all fees and expenses of compliance with federal securities and state Blue Sky or securities laws; (iii) all fees and disbursements of counsel for Enterprise MLP; (v) all application and filing fees in connection with listing or quoting, as the case may be, the Common Units on each securities exchange or automated quotation system on which the Common Units are then listed or quoted; and (vi) all fees and disbursements of independent certified public accountants of Enterprise MLP (including the expenses of any special audit and comfort letters required by or incident to such performance); provided, however, the Holder shall bear the all the cost of (x) any discount or selling commission incurred in connection with the sale of any of such Common Units and (y) any fees and disbursements of counsel for the Holder or any other professional advisors engaged by the Holder.

        Section 4.9    Rule 144.    Enterprise MLP covenants that it will file at times chosen by Enterprise MLP any reports required to be filed by it under Section 13 or 15(d) of the Exchange Act, all to the extent required from time to time to enable the Holder to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 under the Securities Act, as such Rule may be amended from time to time (or any similar rule or regulation hereafter adopted by the Commission). Upon the reasonable request of the Holder, Enterprise MLP will deliver to the Holder a written statement as to whether it has complied with such requirements. Enterprise MLP further covenants that, upon the request of the Holder, it will take any further actions reasonably necessary to permit the Holder to transfer the Common Units under Rule 144, including, without limitation, causing any restrictive legends to be removed from any certificates representing Common Units in accordance with the terms of such legends.

        Section 4.10    Indemnification.

        (a)        For purposes of this Section 4.10, the following terms shall have the following meanings:

                (i)        “Preliminary Prospectus” means any preliminary prospectus supplement to the base prospectus included in a Shelf Registration Statement, together with such base prospectus, that describes the Common Units and the offering thereof, filed with the Commission pursuant to Rule 424(a) of the rules and regulations of the Commission under the Securities Act and used prior to the filing of the Prospectus.

                (ii)        “Prospectus” means the final prospectus supplement, in the form first filed pursuant to Rule 424(b) under the Securities Act, together with the base prospectus included in a Shelf Registration Statement; and any reference herein to any Preliminary Prospectus or the Prospectus shall be deemed to refer to and include the documents incorporated by reference therein pursuant to Item 12 of Form S-3 under the Securities Act, as of the date of such Preliminary Prospectus or Prospectus, as the case may be; and any reference to any amendment or supplement to any Preliminary Prospectus or the Prospectus shall be deemed to refer to and include any documents filed after the date of such Preliminary Prospectus or Prospectus, as the case may be, under the Exchange Act.

                (iii)        “Registration Statement” means the various parts of any Shelf Registration Statement, including all exhibits thereto and including (i) the information contained in the form of final prospectus supplement to the base prospectus included in such Shelf Registration Statement, filed with the Commission after the date hereof pursuant to Rule 424(b) under the Securities Act in accordance with this Article IV and deemed by virtue of Rule 430A under the Securities Act to be part of such Shelf Registration Statement at the time it was declared effective and (ii) the documents incorporated by reference in such final prospectus supplement.

        (b)        Enterprise GP will indemnify and hold harmless the Holder against any losses, claims, damages or liabilities, joint or several, to which the Holder may become subject, under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in any Preliminary Prospectus, the Registration Statement or the Prospectus, or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Holder for any legal or other expenses reasonably incurred by the Holder in connection with investigating or defending any such action or claim as such expenses are incurred; provided, however, that Enterprise GP shall not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in any Preliminary Prospectus, the Registration Statement or the Prospectus or any such amendment or supplement in reliance upon and in conformity with written information furnished to Enterprise MLP by the Holder expressly for use therein. To the extent Enterprise GP cannot perform its obligations under this Section  4.10(b), it will exercise its indemnification rights under the Enterprise Partnership Agreement.

        (c)        The Holder will indemnify and hold harmless Enterprise MLP and Enterprise GP against any losses, claims, damages or liabilities to which either Enterprise MLP, Enterprise GP or both may become subject, under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in any Preliminary Prospectus, Registration Statement or Prospectus, or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in any Preliminary Prospectus, Registration Statement or Prospectus or any such amendment or supplement in reliance upon and in conformity with written information furnished to Enterprise MLP by the Holder expressly for use therein; and will reimburse Enterprise MLP and Enterprise GP for any legal or other expenses reasonably incurred by the Enterprise MLP and Enterprise GP in connection with investigating or defending any such action or claim as such expenses are incurred.

        (d)        Promptly after receipt by an indemnified party under Sections 4.10(b) or (c) above of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party under such subsection, notify the indemnifying party in writing of the commencement thereof; but the omission so to notify the indemnifying party shall not relieve it from any liability which it may have to any indemnified party otherwise than under such subsection. In case any such action shall be brought against any indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it shall wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnifying party), and, after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party under such subsection for any legal expenses of other counsel or any other expenses, in each case subsequently incurred by such indemnified party, in connection with the defense thereof other than reasonable costs of investigation. No indemnifying party shall, without the written consent of the indemnified party, effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened action or claim in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified party is an actual or potential party to such action or claim) unless such settlement, compromise or judgment (i) includes an unconditional release of the indemnified party from all liability arising out of such action or claim and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of any indemnified party.

        (e)        If the indemnification provided for in this Section 4.10 is unavailable to or insufficient to hold harmless an indemnified party under Sections 4.10 (b) or (c) above in respect of any losses, claims, damages or liabilities (or actions in respect thereof) referred to therein, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (or actions in respect thereof) in such proportion as is appropriate to reflect the relative fault of Enterprise MLP and Enterprise GP, on the one hand, and the Holder, on the other hand, in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities (or actions in respect thereof), as well as any other relevant equitable considerations. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by Enterprise MLP and Enterprise GP, on the one hand, or Holder, on the other hand, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. Enterprise MLP, Enterprise GP and the Holder agree that it would not be just and equitable if contributions pursuant to this Section 4.10(e) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to above in this Section 4.10(e). The amount paid or payable by an indemnified party as a result of the losses, claims, damages or liabilities (or actions in respect thereof) referred to above in this Section 4.10(e) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 4.10(e), the Holder shall not be required to contribute any amount in excess of the amount by which the aggregate consideration received by the Holder from the sale of any Registrable Securities pursuant to the relevant Shelf Registration Statement exceeds the amount of any damages which the Holder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

        (f)        The obligations of Enterprise GP under this Section 4.10 shall be in addition to any liability which Enterprise GP may otherwise have and shall extend, upon the same terms and conditions, to each person, if any, who controls any Holder within the meaning of the Securities Act; and the obligations of the Holder under this Section 4.10 shall be in addition to any liability which the Holder may otherwise have and shall extend, upon the same terms and conditions, to each officer and director of Enterprise GP and to each person, if any, who controls Enterprise MLP and Enterprise GP within the meaning of the Securities Act.

        Section 4.11    Lockup.    Notwithstanding any provision herein to the contrary, if Enterprise MLP at any time shall register Common Units or securities that are convertible, exchangeable or exercisable into or for Common Units under the Securities Act for sale in an Underwritten Offering, then to the extent requested by the underwriters for such offering, the Holder shall not, and shall cause its Affiliates not to, sell, make any short sale of, grant any option for the purchase of, or otherwise dispose of, directly or indirectly, any Common Units without the prior written consent of the underwriters, for a period designated by the managing underwriter in writing to the Holder prior to the beginning of such period, which period shall (i) begin not more than three business days prior to the effectiveness of the registration statement pursuant to which such Underwritten Offering shall be made (or within three business days prior to the execution of the applicable underwriting agreement in the case of an offering pursuant to Rule 415 under the Securities Act) and (ii) end not last more than 90 days after the closing of such Underwritten Offering or such shorter lockup period to which Enterprise MLP or any other unitholders of Enterprise MLP holding at least 5% of the Common Units of Enterprise MLP (on a fully diluted basis) are subject. If requested, the Holder will enter into an agreement with the underwriters to the foregoing effect.

ARTICLE V
REPRESENTATIONS AND WARRANTIES

        Section 5.1    Representations and Warranties of the Parties.    Each party to this Agreement hereby represents and warrants to each other party that the statements in this Article V are true and correct as of the date of this Agreement.

        (a)        Such party is an entity duly created, formed or organized, validly existing, and in good standing under the Laws of the jurisdiction of its creation, formation, or organization. There is no pending or, to such party’s knowledge, Threatened, Action (or Basis therefor) for the dissolution, liquidation, insolvency, or rehabilitation of such party.

        (b)        Such party has the entity power and authority to execute and deliver this Agreement and to perform and consummate the transactions contemplated herein. Such party has taken all actions necessary to authorize the execution and delivery of this Agreement, the performance of such party’s obligations hereunder, and the consummation of the transactions contemplated herein. This Agreement has been duly authorized, executed, and delivered by, and is Enforceable against, such party.

        (c)        The execution and the delivery of this Agreement by such party and the performance and consummation of the transactions contemplated herein by such party will not (i) Breach any provision of its organizational documents, (ii) Breach any Law to which such party is subject, (iii) Breach any Contract or Order to which such party is a party or by which such party is bound or to which any of such party’s assets is subject, or (iv) require any approval, consent, ratification, permission, waiver or authorization not already obtained, except in the case of clauses (ii), (iii) and (iv) as would not have a material adverse affect on the ability of such party to perform its obligations hereunder and consummate the transactions contemplated herein.

        Section 5.2    Representation and Warranty of El Paso GP Holdco.    El Paso GP Holdco represents and warrants to Enterprise MLP and Enterprise GP that in acquiring Exchange

Units, El Paso GP Holdco is not offering or selling, and shall not offer or sell any Exchange Units, for Enterprise MLP in connection with any distribution of any of the Exchange Units, and El Paso GP Holdco does not have a participation and shall not participate in any such undertaking or in any underwriting of such an undertaking except in compliance with applicable federal and state securities laws. El Paso GP Holdco acknowledges that it is able to fend for itself, can bear the economic risk of its investment in the Exchange Units, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Exchange Units. El Paso GP Holdco is an “accredited investor” as such term is defined in Regulation D under the Securities Act. El Paso GP Holdco understands that none of the Exchange Units shall have been registered pursuant to the Securities Act or any applicable state securities laws, that the Exchange Units shall be characterized as “restricted securities” under federal securities laws and that under such laws and applicable regulations none of the Exchange Units can be sold or otherwise disposed of without registration under the Securities Act or an exemption therefrom, and the certificates representing the Exchange Units will contain a legend so restricting the transferability thereof.

ARTICLE VI
MISCELLANEOUS

        Section 6.1    Notices.    All notices and other communications provided for or permitted under this Agreement shall be made in writing by hand delivery, first class mail (registered or certified, return receipt requested), telex, telecopier, or air courier guaranteeing overnight delivery:

if to El Paso GP Holdco:
GulfTerra GP Holding Company El Paso Building 1001 Louisiana Houston, Texas 77002 Telecopy: (713) 420-2813 Attention: Tom Hart
with a copy to:
Andrews Kurth LLP 600 Travis Suite 4200 Houston, Texas 77002 Facsimile: (713) 220 4285 Attention: G. Michael O’Leary

if to Enterprise GP:
Enterprise Products GP, LLC 2727 North Loop West Houston, Texas 77008 Attention: President Telecopy: (713) 880-6570
with a copy to:
Enterprise Products GP, LLC 2727 North Loop West Houston, Texas 77008 Attention: Chief Legal Officer Telecopy: (713) 880-6570
If to Enterprise MLP:
Enterprise Products Partners L.P. c/o Enterprise Products GP, LLC 2727 North Loop West Houston, Texas 77008 Attention: President Telecopy: (713) 880-6570
with a copy to:
Enterprise Products Partners L.P. c/o Enterprise Products GP, LLC 2727 North Loop West Houston, Texas 77008 Attention: Chief Legal Officer Telecopy: (713) 880-6570

        All such notices and communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; five business says after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if telecopied; and on the next business day, if timely delivered to an air courier guaranteeing overnight delivery.

        Section 6.2    Termination.    This Agreement shall terminate upon the later of (i) such time that Holder no longer owns any Membership Interest in Enterprise GP and (ii) such time that none of the Exchange Units or Additional Exchange Units subject to issuance constitute Registrable Securities. Notwithstanding the foregoing, if any Registrable Securities are sold pursuant to Article IV hereof, the provisions of Section 4.10 hereof shall not terminate and shall survive indefinitely.

        Section 6.3   Third Party Beneficiaries.    Each of the parties specifically intends that each of the Enterprise Members, and El Paso Sub 1 and El Paso Sub 2, respectively, shall be entitled to assert its rights and remedies hereunder as a third-party beneficiary hereto with respect to those provisions of this Agreement affording a right, benefit or privilege to it (including, without limitation, Section 2.5(b) and Article IV).

        Section 6.4   Amendment.    This Agreement may be amended or modified from time to time only by written agreement of all the parties hereto. Each such instrument shall be reduced to writing and shall be designated on its face an “amendment” to this Agreement.

        Section 6.5   Successors and Assigns.    All of the terms, agreements, covenants, representations, warranties, and conditions of this Agreement are binding upon, and inure to the benefit of and are enforceable by, the parties hereto and their respective successors and assigns. Except as expressly provided in the following sentence, no party may assign, transfer or otherwise alienate this Agreement or any of its rights, interest or obligations hereunder or any Registrable Securities without the prior written approval of the other parties. Notwithstanding the immediately preceding sentence, the Holder can transfer Registrable Securities so long as (i) such transfer is made in accordance with Rule 144 under the Securities Act or (ii) the transferee assumes the Holder’s obligations with respect to such Registrable Securities under this Agreement.

        Section 6.6   Counterparts.    This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

        Section 6.7   Articles and Sections; Headings.    Unless otherwise provided, all reference to Articles, Sections and paragraphs herein refer to Articles, Sections and paragraphs of this Agreement. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

        Section 6.8   Governing Law.    To the maximum extent permitted by applicable Law, the provisions of this agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without regard to principles of conflicts of law.

        Section 6.9   Severability.    In the event that any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be affected or impaired thereby.

        Section 6.10   Entire Agreement.    This Agreement constitutes the entire agreement and understanding of the parties hereto in respect of its subject matter and supersedes all prior understandings, agreements, or representations by or among such parties, written or oral, to the extent they relate in any way to the subject matter hereof.

* * * * *

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

“Enterprise GP”

ENTERPRISE PRODUCTS GP, LLC

By:	/s/ Michael A. Creel
Michael A. Creel Executive Vice President and Chief Financial Officer

“Enterprise MLP”

Enterprise Products Partners, L.P.
By:	Enterprise Products GP, LLC, its general partner

By:	/s/ Michael A. Creel
Michael A. Creel Executive Vice President and Chief Financial Officer

“El Paso GP Holdco”

GULFTERRA GP HOLDING COMPANY

By:	/s/ John Hopper
John Hopper Vice President

EXHIBIT A

Form of Acknowledgement

        This Acknowledgment, dated as of                             , 200      , is executed by Holder, Enterprise GP and Enterprise MLP (each, as defined in the Exchange and Registration Rights Agreement, dated ___________, 2004, among Enterprise Products GP, LLC, Enterprise Products Partners, L.P. and GulfTerra GP Holding Company (the “Exchange Agreement”). Each of such parties hereby acknowledges and agrees that (i) the Total Number of Exchange Units (as defined in the Exchange Agreement) for purposes of the Exchange Agreement shall be the number set forth in the space below and (ii) such Total Number of Exchange Units may only be adjusted or modified pursuant to the provisions of the Exchange Agreement.

Total Number of Exchange Units (as defined in the Exchange Agreement)

HOLDER

By:
Name: Title:

ENTERPRISE GP

By:
Name: Title:

ENTERPRISE MLP

By:
Name: Title:

A-1